UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIVERSAL TRAVEL GROUP
(Exact name of registrant as specified in its charter)

Nevada	90-0296536
(State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

3/F Hualian Building, No. 2008 Shennan Road Central,
Futian District, Shenzhen, the People’s Republic of China	518031
(Address of Principal Executive Offices)	(Zip Code)

Universal Travel Group
2008 Incentive Stock Plan
(Full Title of Plan)

Ms. Jiangping Jiang
3/F  Hualian Building, No. 2008 Shennan Road Central,
Futian District, Shenzhen, People’s Republic of China 518031
 (Name and address of agent for service)

(011) 86-755-83668559
(Telephone number, including area code, of agent for service)

Copies to:
Benjamin A. Tan
Sichenzia Ross Friedman Ference LLP
 61 Broadway 32nd Floor
New York, NY 10006
Tel (212) 930-9700
Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001	6,600,000	$0.89	$5,874,000	$230.85

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Universal Travel Group., a Nevada corporation (the “Registrant” or the “Company”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average bid and asked price of the Registrant’s common stock as reported on the over-the-counter bulletin board on January 16, 2009.

EXPLANATORY NOTE

This Registration Statement is being filed to register the grant of up to 6,600,000 shares of common stock of Universal Travel Group, par value $0.001 to certain employees of the Company either as stock or stock options, and the subsequent exercise of any stock options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended as of the date of this Registration Statement (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Offering are available without charge by contacting:

Securities Liaison Officer
Universal Travel Group
3/F  Hualian Building, No. 2008 Shennan Road Central,
Futian District, Shenzhen, People’s Republic of China 518031
Tel (011) 86-755-83668559

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Commission by the Registrant are incorporated herein by reference in this registration statement:

(a)         The Registrant’s latest annual report on Form 10-K filed on March 31, 2008 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial information for the Company’s fiscal year ended December 31, 2007.

(b)         The Registrant’s quarterly reports on Form 10-Q filed on May 14, 2008, August 6, 2008, and November 5, 2008, and Current Repots on Forms 8-K filed on May 29, June 24, June 25, August 1, August 7, September 3, September 25, October 9, and November 5, 2008, pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)            The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10-SB/A filed on September 20, 2005, pursuant to Section 12 of the Exchange Act.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act and accordingly, no information under Item 202 of Regulation S-K is required.

Item 5.       Interests of Named Experts and Counsel.

None.

Item 6.       Indemnification of Directors and Officers.

Pursuant to the Articles of Incorporation and By-Laws of the Company, the Company may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Nevada Law

Nevada law also provides for discretionary indemnification for each person who serves as or at the Company’s request as an officer or director. The Company may indemnify such individual against all costs, expenses, and liabilities incurred in a threatened, pending or completed action, suit, or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful (Nevada Revised Statutes 78.7502).

Pursuant to the provisions of Nevada Revised Statutes 78.751, the Company shall indemnify any director, officer and employee as follows: Every director, officer, or employee shall be indemnified by the Company against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of the Company, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the board of directors approves such settlement and reimbursement as being for the best interests of the Company.  The Company shall provide to any person who is or was a director, officer, employee or agent of the Company or is or was serving at the Company’s request as a director, officer, employee or agent of the Company , partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company’s directors, officers and controlling persons pursuant to the provisions above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by one of the Company’s directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the Company’s directors, officers, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and it will be governed by the final adjudication of such issue.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit No.	Description

4.1	Universal Travel Group 2009 Incentive Stock Option Plan.
5.1	Opinion of Sichenzia Ross Friedman Ference LLP with respect to the legality of the common stock registered hereby.
23.1	Consent of Sichenzia Ross Friedman Ference LLP (contained in its opinion filed herewith in Exhibit 5.1)
23.2	Consent of Morgenstern, Svoboda & Baer, CPA’s, P.C.

Item 9.           Undertakings.

(a)      The undersigned Registrant hereby undertakes:

           (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, the People’s Republic of China, on January 20, 2009.

Universal Travel Group

By:	/s/ Jiangping Jiang
Jiangping Jiang Chief Executive Officer

By:	/s/ Hujie Gao
Xin Zhang Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By:	/s/ Yizhao Zhang
Yizhao Zhang Director

By:	/s/ Jing Xie
Jing Xie Director

By:	/s/ Jiduan Yuan
Jiduan Yuan Director

By:	/s/ Liquan Wang
Liquan Wang Director

By:	/s/ Lizong Wang
Lizong Wang
Director